Exhibit 99.1

FOR IMMEDIATE RELEASE:	Aug. 7, 2013
NW Natural Reports Results for the
Three & Six Months Ended June 30, 2013
___________________________________________________

•	Consolidated earnings for the second quarter of 2013 were 8 cents per share on net income of $2.1 million, compared to 5 cents per share on income of $1.2 million for the second quarter of 2012.

•	Utility margin in the second quarter of 2013 increased $3.4 million or 5% over the same period last year.

•	Utility customer growth rate was 1.0% for the 12-month period ended June 30, 2013, compared to 0.9% for the 12-month period ended June 30, 2012.

•	Stipulated settlement agreements were filed with the Public Utility Commission of Oregon (OPUC) on
July 11, 2013 related to the Company's new environmental cost recovery mechanism and its working gas inventory carrying cost recovery.

•	Dividend of 45.5 cents per share was declared on the Company's common stock. Currently, the Company's indicated annual dividend rate is $1.82 per share.
___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported earnings of 8 cents per share on net income of $2.1 million for the second quarter of 2013, compared to earnings of 5 cents per share on net income of $1.2 million for the same period in 2012. The Company reports lower earnings during the second and third quarters due to lower customer usage in the spring and summer months. Earnings per share for the first six months of 2013 were $1.47 on net income of $39.8 million, compared to $1.54 per share on net income of $41.5 million for the first six months of 2012.

“The Company performed as expected in the quarter, with margins up over last year as we saw the timing differences created by the recent rate case turning around,” said Gregg Kantor, President and Chief Executive Officer. “In addition, filing the settlements on two key policy issues marked significant progress toward resolution of our open regulatory dockets. We are pleased with the outcome of the settlements and believe the process resulted in a fair decision for all parties involved.”

Financial and operating results

Consolidated income and earnings per share
For the quarter, consolidated earnings were 8 cents per share on net income of $2.1 million. This compared to the Company's 2012 results of 5 cents per share on net income of $1.2 million. The growth in net income was primarily due to utility margin increases from the timing impacts of higher fixed monthly charges and the new decoupling baseline established in the 2012 Oregon rate case. In addition, the earnings increase was tied to utility margin gains from the utility's customer growth and gas reserve investments, as well as higher net income from gas storage operations.

For the six months ended June 30, 2013, NW Natural consolidated earnings were $1.47 on net income of $39.8 million. This compared to $1.54 per share on net income of $41.5 million for the first six months of 2012. The decrease in net income was primarily due to the negative first quarter impacts from revenue timing changes in fixed monthly charges and the new decoupling baseline. Partly offsetting these decreases were utility margin gains from the utility's customer growth and gas reserve investments, as well as higher net income from gas storage operations.

Results of utility operations
Utility net income
For the second quarter of 2013, utility operations provided net income of $0.7 million, compared to $0.1 million for the same quarter last year. Utility net income was positively affected by a $3.4 million increase in utility margin, which was primarily attributable to timing differences resulting in a gain of $1.7 million from the higher fixed monthly charges and $1.3 million from the new decoupling baseline. In addition, margin increased approximately $1.4 million from revenues related to the utility's customer growth and rate-base return on our gas reserve investment. Partly offsetting these benefits was a $1.6 million increase in operations and maintenance expense, as well as an $0.8 million increase in depreciation expense.

For the six months ended June 30, 2013, utility operations provided earnings of $1.36 per share on net income of $36.7 million, compared to $39.6 million or $1.47 per share for the same period last year. Net income was negatively affected by a $2.5 million decrease in utility margin, which was primarily attributable to timing differences that resulted in losses of $1.1 million from changes in fixed monthly charges and $1.1 million from the new decoupling baseline. In addition, margin decreased $1.1 million related to the overall revenue requirement decrease from the Oregon rate case and by $3.0 million from lower gas cost incentive sharing gains. Partly offsetting these margin decreases was a $3.2 million increase in margin related to customer growth and the return on our gas reserve investment. Also contributing to the period's decrease in net income was a $1.7 million increase in depreciation expense.

Utility volume and margin results
For the second quarter of 2013, total utility gas sales and transportation deliveries, excluding deliveries of gas stored for others, were 212 million therms, compared to 219 million therms for 2012, while utility margin increased 5% or $3.4 million compared to last year as outlined above. The 3% decrease in volumes was mainly due to the effects of warmer weather in the period compared to last year and average weather.

For the six month period, total utility gas sales and transportation deliveries were 612 million therms, down 2% from 627 million therms in 2012. Utility margin for the first six months of 2013 decreased 1% or $2.5 million compared to last year. The year-to-date decrease in usage was mainly due to weather that was 6% warmer than a year ago and 2% warmer than average.

Residential and Commercial Sales. Volumes sold to residential and commercial customers for the second quarter of 2013 were 103 million therms, down 4% compared to 108 million therms for the second quarter last year. The decreased usage was primarily due to warmer weather. Utility margins from residential and commercial customers for the quarter totaled $57.3 million, compared to $52.7 million for the second quarter of 2012 in part due to the timing differences mentioned above. Also affecting the period was the extension of the weather normalization mechanism to the end of May instead of May 15th, which further reduced the effect of weather on earnings during the quarter.

Volumes sold to residential and commercial customers for the first six months of 2013 were 372 million therms, down 3% from 384 million therms for the first six months of 2012. The decreased usage was primarily due to 6% warmer weather than a year ago. Utility margin from residential and commercial customers for the first six months totaled $174.7 million, including weather normalization and decoupling adjustments, compared to $174.1 million for the same period last year.

NW Natural's weather normalization mechanism in Oregon adjusted utility margin down by $4.0 million for the first six months of 2013 while the decoupling mechanism adjusted utility margin up by $3.9 million for the same period of 2013. As a result of changes to the weather normalization and decoupling mechanisms in the 2012 Oregon general rate case, the mechanisms' results for 2013 will not be comparable to prior periods, although the overall impact on revenues will generally be the same on an annualized basis.

Industrial Sales. Gas deliveries to industrial customers for the second quarter of 2013 were 109 million therms with margin of $6.5 million, compared to 111 million therms and $6.8 million in margin for the same period in 2012. These decreases were primarily due to lower usage by certain customers in the pulp and paper segment, partially offset by contributions from new customers.

Gas deliveries to industrial customers for the first six months of 2013 were 240 million therms with margin of $14.2 million, compared to 243 million therms and $14.4 million of margin for 2012. These decreases were also primarily due to lower usage by the customer segment mentioned above.

Gas Cost Sharing Mechanism. The company’s gas cost incentive sharing mechanism in Oregon provided a margin contribution of $0.1 million for the first six months of 2013, compared to a margin contribution of $3.1 million for the first six months of 2012. This year's gas costs were stable and essentially equivalent to estimated PGA prices, while last year's actual gas costs were lower than estimated PGA prices.

Utility customer growth
NW Natural's customer growth rate for the trailing 12-month period ended June 30, 2013 was 1.0%, with NW Natural serving approximately 688,000 customers, compared to a growth rate of 0.9% for the 12-month period ended June 30, 2012. The Company added about 7,100 new customers during the last 12 months, compared to 5,900 customers added a year ago.

Gas reserves investment
The Company's gas reserve investment provides long-term gas price stability for our utility customers, and a rate-based return on investment for the Company. NW Natural has continued to invest in gas reserves, with $34.4 million invested for the first six months of 2013. As of June 30, 2013, our cumulative net investment balance in gas reserves was $89.1 million. This gas reserve investment acted to hedge approximately 6% of the Company's utility gas supply requirements for the first six months of 2013 compared to 3% a year ago.

Regulatory settlements and update
In July 2013, NW Natural filed stipulated settlement agreements in two dockets that addressed certain decisions deferred by the OPUC from the Company's 2012 general rate case. One settlement addresses implementation issues related to the new environmental cost recovery mechanism (also referred to as the SRRM), and the second settlement relates to recovery of carrying costs on working gas inventory. The settlements are subject to OPUC review and approval. The Company anticipates this review during the third quarter.

Under the settlement, approximately $97.6 million of environmental remediation expenses and associated carrying costs incurred by NW Natural through Dec. 31, 2012 were deemed prudently incurred, and insurance settlements finalized through 2012 (approximately $40.7 million) were deemed prudently executed. The insurance recoveries are applied against deferred expenses to reduce amounts to be amortized and collected from customers under the SRRM. As part of the settlement, NW Natural has agreed not to seek recovery of $7.0 million of its $97.6 million in deferred expenses and associated carrying costs incurred through Dec. 31, 2012. Upon OPUC approval, this amount and other related adjustments will result in a one-time, net after-tax charge of $3.4 million (equivalent to 13 cents per share).

With respect to the recovery of working gas inventory carrying costs, the parties agreed the Company would include $39.5 million in rate base, which approximates its average gas inventory account balance on an annual basis.

If the two settlements noted above are approved, only two items deferred for decision by the OPUC will remain open from the 2012 Oregon rate case: rate treatment for the Company's prepaid pension asset balance and regulatory incentive sharing percentages for interstate storage activities. We expect decisions on these remaining open dockets during 2013 or 2014.

Results of gas storage operations
For the second quarter of 2013, the gas storage segment contributed 5 cents per share on net income of $1.5 million, compared to 4 cents per share on net income of $1.1 million for the second quarter of 2012. Results reflected lower power costs and property tax expense at Gill Ranch, as well as higher revenues from third-party asset management services.

For the first six months, the gas storage segment contributed 11 cents per share on net income of $3.1 million, compared to 7 cents per share on net income of $1.9 million for the same period of 2012. The increase was due to higher revenues at Gill Ranch from additional contracted capacity in the first quarter of 2013 compared to a year earlier, and higher revenues from third-party asset management services.

Consolidated operations and maintenance expenses
For the second quarter of 2013, operations and maintenance expenses were $1.1 million or 3% higher compared to 2012. This increase was primarily due to higher utility payroll costs, as well as higher system maintenance and safety costs. Partially offsetting these increases was a decrease in gas storage expenses related to power expense management.

For the first six months of 2013, operations and maintenance expenses were $0.4 million or 1% higher compared to the same period for 2012. The slight increase was also primarily due to higher utility payroll costs, as well as higher system maintenance and safety costs. Partially offsetting these increases was a reduction in gas storage operating expenses and a decrease in utility bad debt expense. Utility bad debt expense as a percent of revenues remained well below 0.5% for the 12 months ended June 30, 2013.

Cash flows
Cash provided by operations for the first six months of 2013 was $160.1 million, compared to $175.4 million for the same period in 2012. The variance reflected net changes in working capital including accounts receivable and payable and deferred gas costs, plus lower contributions to qualified defined benefit pension plans.

Capital structure
NW Natural’s capitalization at June 30, 2013 reflected 47.5% common equity, 43.9% long-term debt, and 8.6% short-term debt. This compared to 49.3% common equity, 43.1% long-term debt, and 7.6% short-term debt and current maturities of long-term debt at June 30, 2012.

Earnings guidance for 2013
As previously indicated in July, due to the one-time, net after-tax charge of $3.4 million (13 cents per share) for the expected 2013 regulatory settlement on environmental costs discussed above, the Company's previously stated earnings guidance of $2.15 to $2.35 per share has been revised down by 13 cents per share to $2.02 to $2.22 per share for 2013. The Company’s 2013 earnings guidance assumes a continued slow economic recovery and customer growth, normal weather conditions, and no significant changes in prevailing legislative and regulatory policies or outcomes.

Dividend declaration
The board of directors of NW Natural declared a quarterly dividend of 45.5 cents a share on the Company’s common stock. The dividends will be payable on Aug. 15, 2013 to shareholders of record on July 31, 2013. Currently, the Company’s indicated annual dividend rate is $1.82 per share.

Presentation of results
In addition to presenting results of operations and earnings amounts in accordance with generally accepted accounting principles (GAAP), NW Natural has expressed certain measures in this press release on an equivalent cents-per-share basis, which are non-GAAP financial measures. These amounts reflect factors that directly impact the Company's earnings. In calculating these financial disclosures, we allocate income tax expense based on the effective tax rate, where applicable. These non-GAAP financial measures should not be used to the exclusion of GAAP financial measures. NW Natural believes that these non-GAAP financial measures provide useful information to the reader by removing the effects of variances in GAAP reported results of operations that we believe are not indicative of fundamental changes in our financial condition or results of operations.

Conference call arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Aug. 7, 2013 to review the Company's financial and operating results for the three and six months ended June 30, 2013.

To hear the conference call live, please dial 1-888-317-6016 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-317-6016. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10030559). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-looking statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, hedge efficacy, gas reserves and their financial value and benefit, customer growth, weather, commodity and other costs, customer rates or rate recovery, financial positions, revenues and earnings, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, effects of regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 688,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:
Bob Hess
Phone: 503-220-2388
Email: bob.hess@nwnatural.com

or

Media Contact:
Kim Heiting
Phone: 503-220-2366
Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statement
(Consolidated - Unaudited)

	Three Months Ended
In thousands, except per share amounts	06/30/13	06/30/12	Change	% Change
Income from operations	$13,083	$11,839	$1,244	11%
Net income	2,126	1,227	899	73

Diluted average shares of common stock outstanding	26,999	26,896	103	—
Basic earnings per share of common stock	$0.08	$0.05	$0.03	60
Diluted earnings per share of common stock	0.08	0.05	0.03	60

	Six Months Ended
In thousands, except per share amounts	06/30/13	06/30/12	Change	% Change
Income from operations	$87,289	$90,505	$(3,216)	(4)%
Net income	39,765	41,511	(1,746)	(4)

Diluted average shares of common stock outstanding	26,991	26,879	112	—
Basic earnings per share of common stock	$1.48	$1.55	$(0.07)	(5)
Diluted earnings per share of common stock	1.47	1.54	(0.07)	(5)

	Twelve Months Ended
In thousands, except per share amounts	06/30/13	06/30/12	Change	% Change
Income from operations	$138,964	$144,835	$(5,871)	(4)%
Net income	57,033	61,750	(4,717)	(8)

Diluted average shares of common stock outstanding	26,948	26,804	144	1
Basic earnings per share of common stock	$2.12	$2.31	$(0.19)	(8)
Diluted earnings per share of common stock	2.12	2.30	(0.18)	(8)

As reported in the first quarter of 2013, prior period amounts have been revised in the financial statements presented here to correct the error related to the rate used to calculate interest on regulatory assets. This error was not material to any annual or interim period. See Note 14 in the Form 10-Q for the period ended June 30, 2013, which we expect to file on or about Aug. 7, 2013 for more information.

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (unaudited)	June 30,	June 30,
In thousands	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$12,214	$4,002
Accounts receivable	39,061	13,459
Accrued unbilled revenue	14,692	12,921
Allowance for uncollectible accounts	(1,189)	(2,653)
Regulatory assets	25,952	65,297
Derivative instruments	623	2,142
Inventories	62,412	68,868
Gas Reserves	15,324	11,021
Income taxes receivable	1,297	3,119
Other current taxes	8,781	8,606
Total current assets	179,167	186,782
Non-current assets:
Property, plant and equipment	2,833,083	2,720,037
Less: Accumulated depreciation	833,851	791,021
Total property, plant and equipment, net	1,999,232	1,929,016
Gas reserves	113,762	65,026
Regulatory assets	393,652	362,290
Derivative instruments	1,054	1,170
Other investments	67,410	68,230
Restricted cash	4,000	4,000
Other non-current assets	14,312	13,936
Total non-current assets	2,593,422	2,443,668
Total assets	$2,772,589	$2,630,450
Liabilities and equity:
Current liabilities:
Short-term debt	$136,000	$113,200
Accounts payable	63,466	48,361
Taxes accrued	6,798	5,205
Interest accrued	6,404	5,607
Regulatory liabilities	16,644	20,748
Derivative instruments	9,392	29,407
Other current liabilities	34,446	42,336
Total current liabilities	273,150	264,864
Long-term debt	691,700	641,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	469,964	438,217
Regulatory liabilities	294,202	280,295
Pension and other postretirement benefit liabilities	214,125	185,844
Derivative instruments	1,754	2,130
Other non-current liabilities	79,145	82,665
Total deferred credits and other non-current liabilities	1,059,190	989,151
Equity:
Common stock	359,772	352,955
Retained earnings	397,603	389,247
Accumulated other comprehensive loss	(8,826)	(7,467)
Total equity	748,549	734,735
Total liabilities and equity	$2,772,589	$2,630,450

NORTHWEST NATURAL GAS COMPANY	Six Months Ended
Consolidated Statements of Cash Flows (unaudited)	June 30,
In Thousands	2013	2012
Operating activities:
Net income	$39,765	$41,511
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	37,737	36,049
Deferred tax liabilities	28,401	28,346
Non-cash expenses related to qualified defined benefit pension plans	2,773	4,109
Contributions to qualified defined benefit pension plans	(4,200)	(18,400)
Deferred environmental expenditures - net of recoveries	(2,989)	(3,925)
Other	3,403	1,459
Changes in assets and liabilities:
Receivables	63,102	114,117
Inventories	5,190	5,495
Taxes accrued	(1,535)	(1,616)
Accounts payable	(22,155)	(37,854)
Interest accrued	451	(250)
Deferred gas costs	(648)	(11,830)
Other, net	10,847	18,171
Cash provided by operating activities	160,142	175,382
Investing activities:
Capital expenditures	(55,055)	(61,552)
Utility gas reserves	(34,397)	(27,060)
Proceeds from sale of assets	6,580	—
Other	1,743	61
Cash used in investing activities	(81,129)	(88,551)
Financing activities:
Common stock issued, net	2,355	2,910
Long-term debt retired	—	(40,000)
Change in short-term debt	(54,250)	(28,400)
Cash dividend payments on common stock	(24,509)	(23,839)
Other	682	667
Cash used in financing activities	(75,722)	(88,662)
Increase (decrease) in cash and cash equivalents	3,291	(1,831)
Cash and cash equivalents, beginning of period	8,923	5,833
Cash and cash equivalents, end of period	$12,214	$4,002

Supplemental disclosure of cash flow information:
Interest paid	$21,746	$21,652
Income taxes paid	—	2,648

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Second Quarter - 2013

	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2013	2012	Change	2013	2012	Change	2013	2012	Change
Operating revenues	$131,714	$103,991	27%	$409,575	$413,630	(1)%	$726,552	$769,198	(6)%

Operating expenses:
Cost of gas	59,142	34,498	71	201,501	204,253	(1)	352,583	392,128	(10)
Operations and maintenance	33,217	32,138	3	66,974	66,570	1	129,881	130,327	—
General taxes	7,342	7,417	(1)	16,074	16,253	(1)	30,419	30,710	(1)
Depreciation and amortization	18,930	18,099	5	37,737	36,049	5	74,705	71,198	5
Total operating expenses	118,631	92,152	29	322,286	323,125	—	587,588	624,363	(6)
Income from operations	13,083	11,839	11	87,289	90,505	(4)	138,964	144,835	(4)
Other income and expense, net	1,450	620	134	1,970	1,092	80	4,037	2,134	89
Interest expense, net	11,069	10,464	6	22,196	21,655	2	43,698	43,028	2
Income before income taxes	3,464	1,995	74	67,063	69,942	(4)	99,303	103,941	(4)
Income tax expense	1,338	768	74	27,298	28,431	(4)	42,270	42,191	—
Net income	$2,126	$1,227	73	$39,765	$41,511	(4)	$57,033	$61,750	(8)
Common shares outstanding:
Average for period, basic	26,958	26,812		26,943	26,797		26,905	26,750
Average for period, diluted	26,999	26,896		26,991	26,879		26,948	26,804
End of period	26,972	26,827		26,972	26,827		26,972	26,827
Earnings per share:
Basic	$0.08	$0.05	60%	$1.48	$1.55	(5)%	$2.12	$2.31	(8)%
Diluted	0.08	0.05		1.47	1.54		2.12	2.30
Dividends declared per share of common stock	0.455	0.445		0.910	0.890		1.79	1.77
Book value per share, end of period	27.75	27.39		27.75	27.39		27.75	27.39
Market closing price, end of period	42.48	47.60		42.48	47.60		42.48	47.60
Balance sheet data, end of period:
Total assets	$2,772,589	$2,630,450		$2,772,589	$2,630,450		$2,772,589	$2,630,450
Total equity	748,549	734,735		748,549	734,735		748,549	734,735
Long-term debt	691,700	641,700		691,700	641,700		691,700	641,700
(including amounts due in one year)
Utility operating statistics:
Customers, end of period	688,067	680,936	1.0%	688,067	680,936	1.0%	688,067	680,936	1.0%
Utility volumes, therms:
Residential and commercial sales	103,313	107,771		371,977	383,930		625,932	662,089
Industrial firm	7,586	7,593		17,066	18,212		33,786	36,444
Industrial interruptible	13,443	14,190		30,512	31,920		58,152	59,496
Transportation	87,755	89,463		192,732	193,114		379,010	377,335
Total utility volumes sold and delivered	212,097	219,017		612,287	627,176		1,096,880	1,135,364
Utility operating revenues:
Residential and commercial sales	$110,155	$83,706		$366,521	$370,720		$638,138	$681,361
Industrial firm	5,532	4,477		12,314	12,786		25,032	27,648
Industrial interruptible	6,397	4,955		14,522	15,003		28,457	31,087
Transportation	3,794	3,800		7,912	7,754		15,736	15,688
Regulatory adjustment for income taxes paid	—	—		—	—		—	3
Other revenues	1,242	1,578		2,771	3,013		5,693	4,036
Less: Revenue taxes	3,177	2,578		10,438	10,433		18,435	19,376
Total utility operating revenues	123,943	95,938		393,602	398,843		694,621	740,447
Less: Cost of gas	59,142	34,498		201,501	204,253		352,583	392,097
Utility margin	$64,801	$61,440		$192,101	$194,590		$342,038	$348,350
Degree days:
Average (25-year average)	691	683		2,546	2,569		4,256	4,285
Actual	591	705		2,495	2,659		3,988	4,393
Percent colder (warmer) than average weather	-14%	3%		-2%	4%		-6%	3%